Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
University Girls Calendar, Ltd. and Subsidiaries
Las Vegas, Nevada

We hereby consent to the inclusion in the Registration Statement of University Girls Calendar, Ltd. and Subsidiaries on Form SB-2, of our report dated January 12, 2006, relating to the consolidated financial statements of University Girls Calendar, Ltd. and Subsidiaries as of November 30, 2005 and for the period then ended.  We also consent to the reference to our Firm as experts in matters of accounting and auditing in this registration statement.

/s/ Schumacher & Associates, Inc.
Schumacher & Associates, Inc.
Denver, Colorado

January 17, 2006